Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
ASTROTECH CORPORATION

FIRST: The name of the Corporation is Astrotech Corporation.
SECOND: The address of the Corporation’s registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 17,500,000 shares, consisting of 15,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 2,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
4.1 Common Stock . A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect to the shares of Common Stock is as follows:
(a)    Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.
(b)    Liquidation Rights. Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of this ARTICLE FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.
(c)    Voting Rights. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 of this ARTICLE FOURTH relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 of this ARTICLE FOURTH relating to any series of Preferred Stock).
4.2 Preferred Stock . The Board of Directors is authorized, subject to any limitation prescribed by law, to adopt one or more resolutions to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL and without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any resolution adopted pursuant to this Section 4.2.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)    The number of shares constituting the series and the distinctive designation of the series;

Exhibit 3.1

(b)    The dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;
(c)    Whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights;
(d)    Whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(e)    Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f)    Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;
(g)    The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and
(h)    Any other relative rights, preferences, powers and limitations of that series.
Except for any difference so provided by the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation.
FIFTH:
5.1 Location for Stockholder Meetings . Meetings of stockholders may be held within or outside the state of Delaware or may be held solely by means of remote communication in accordance with the DGCL.
5.2 Stockholder Action . Except as otherwise provided with respect to a series of Preferred Stock in a resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such stockholders, and may not be effected by consent of stockholders in lieu of a meeting of stockholders.
5.3 Special Stockholders Meetings . Except as otherwise required by law, special meetings of the Corporation’s stockholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected, or (iii) the Chief Executive Officer. Only those matters set forth in the notice, of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.
SIXTH:
6.1 Number of Directors . The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, except as may be provided by the resolution or resolutions adopted by the Board of Directors of the Corporation in respect of Preferred Stock adopted pursuant to ARTICLE FOURTH hereto, but such number shall in no case be less than one (1) nor more than fifteen (15). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.
6.2 Term of Office; Vacancies . A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled exclusively by a majority of the directors then in office, even if less than a quorum, and

Exhibit 3.1

shall hold office until the next stockholder’s meeting at which directors are elected and his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.
6.3 Removal . Any director may be removed, with or without cause, upon the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon, given at a duly called annual or special meeting of stockholders.
6.4 No Written Ballot . Election of directors need not be by written ballot, unless the By-laws of the Corporation provide otherwise.
6.5 Preferred Stock Directors . Notwithstanding the foregoing, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE SIXTH unless otherwise provided therein.
SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the By-laws of the Corporation.
(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as maybe exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL or this Certificate of Incorporation.
(4) Any action permitted or required to be taken by the Board of Directors pursuant to this Certificate of Incorporation may be taken by an authorized committee thereof, except as expressly prohibited by the DGCL or the By-laws.
EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
NINTH: The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute.
TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.
ELEVENTH: The name and address of the incorporator is as follows:

Thomas B. Pickens III
201 West 5th Street, Suite 1275
Austin, Texas, 78701

Exhibit 3.1

TWELFTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation, or until their successors are duly elected and qualified, are set forth below:

Name	Mailing Address
Thomas B. Pickens III	201 West 5th Street, Suite 1275 Austin, Texas, 78701
Sha-Chelle Manning	201 West 5th Street, Suite 1275 Austin, Texas, 78701
Ronald W. Cantwell	201 West 5th Street, Suite 1275 Austin, Texas, 78701
Mark Adams	201 West 5th Street, Suite 1275 Austin, Texas, 78701
Daniel T. Russler, Jr.	201 West 5th Street, Suite 1275 Austin, Texas, 78701
Michael R. Humphrey	201 West 5th Street, Suite 1275 Austin, Texas, 78701

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Exhibit 3.1

The undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware hereby makes, files and records this Certificate of Incorporation, does hereby certify that the facts herein stated are true, and, accordingly, has executed this Certificate of Incorporation as of December 22, 2017.

Astrotech Corporation

/s/ Thomas B. Pickens III
By:	Thomas B. Pickens III
Chief Executive Officer